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                                                                   EXHIBIT 99.1


   SONY PICTURES ENTERTAINMENT, LIBERTY MEDIA, APOLLO MANAGEMENT AND BASTION
                                    CAPITAL
                    MAKE SUCCESSFUL BID FOR TELEMUNDO GROUP

Miami, FL -- November 24, 1997 -- Telemundo Group, Inc. announced today that it has entered into a definitive agreement with a venture formed by Sony Pictures Entertainment, Liberty Media Corporation, an affiliate of Apollo Management L.P. and Bastion Capital Fund L.P. pursuant to which the venture will acquire all of the common stock of Telemundo in a cash merger transaction at $44 per share.
The transaction values Telemundo's common stock and equity equivalents at approximately $539 million.

Telemundo President and CEO Roland A. Hernandez stated, "This is an historic day for Telemundo and for the entire Spanish-language television industry. This deal not only provides a tremendous value to our shareholders, but also signifies the beginning of a new era in Spanish-language media in the United States. We are confident that viewers of Spanish-language television, the Hispanic advertising community, and Telemundo employees will all benefit greatly from the entrance of Sony and Liberty into this market."

"The key to success in this venture will be our ability to tap into the vibrant Spanish-speaking creative community to provide original programming that can make Telemundo extremely competitive in what is a rapidly growing marketplace," said Sony Pictures Entertainment Co. President Jeff Sagansky.

The transaction was negotiated under the direction of and recommended by Telemundo directors unaffiliated with the purchasers, and approved by the Board of Directors. Both Lazard Freres & Co. LLC and Salomon Brothers Inc. rendered opinions regarding the fairness of the consideration to be received by Telemundo's public stockholders in the merger.

The Company had previously announced that it hired Lazard Freres to assist it in discussions with potential strategic partners. The proposed transaction, which is expected to close in the summer of 1998, is subject to the approval of Telemundo stockholders and the Federal Communications Commission, as well as to the receipt by the acquisition venture of the funds required to consummate the transaction. The venture has received binding written commitments with respect to the provision of such funds.

Telemundo Group, Inc. (NASDAQ-TLMD), based in Miami, FL, is a Spanish-language television network that, through its owned and operated stations and affiliates in 60 markets, reaches approximately 85% of all U.S. Hispanic households. Telemundo also owns and operates the leading television station and related production facilities in Puerto Rico.

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